EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

    VALLEY FORGE SCIENTIFIC PAYS TRIBUTE TO LATE DIRECTOR DR. LEONARD MALIS

King of Prussia, Pa., September 14, 2005 -- Valley Forge Scientific Corp. (NASDAQ: VLFG; BSE: VLF), with a profound sense of sorrow, announces the passing of friend and director Dr. Leonard Malis on September 12, 2005. Leonard, who was 86, was Emeritus Chairman of the Department of Neurosurgery at Mount Sinai Hospital in New York and a world renowned neurosurgeon. For personal reasons, he had earlier in the year decided not to stand for reelection as a director of Valley Forge at the company's Annual Meeting of Shareholders.

As one of the company's directors, Leonard shared a vision to expand Valley Forge's business through the merger with Synergetics, Inc., which will occur after approval at the shareholders' meetings for both companies being held over the next four days.

About Valley Forge Scientific

Valley Forge is a medical device company that develops, manufactures and sells medical devices for use in surgery and other healthcare applications. Its core business involves the sale of bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products. Their current line of products is used in neurosurgery, spine surgery, pain control and in dental applications.

Forward-Looking Statements

Some statements in this announcement may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products in the marketplace; the execution of strategic initiatives and alliances; disruptions caused by Valley Forge moving its assembly and manufacturing facility; the market penetration by third parties who distribute and sell Valley Forge's products; Valley Forge's ability to maintain a sufficient supply of products; product liability claims; the uncertainties associated with intellectual property protection for these products; the possibility that the merger transaction with Synergetics will not close or that the closing will be delayed due to the regulatory review or other factors; the challenges and costs of combining the operations and personnel of Synergetics with Valley Forge; the ability to attract and retain highly qualified employees; competitive factors, including pricing pressures; reactions of customers of Valley Forge and Synergetics and end-users of their products and related risks of maintaining pre-existing relationships of Valley Forge and Synergetics; fluctuating current exchange rates; adverse changes in general economic or market conditions; other one-time events; and other important factors disclosed previously and from time to time in Valley Forge's filings with the SEC and in the Joint Proxy Statement/Prospectus filed by Valley Forge and Synergetics with the SEC. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge disclaims any intent or obligation to update these forward-looking statements.

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